Exhibit 99.1

Recro Reports Second Quarter 2020 Financial Results

Launches Clinical Trial Materials Business and Secures New Customers

Company to Host Conference Call Today at 8:00 a.m. ET

MALVERN, Pa., August 10, 2020 — Recro (Nasdaq:REPH), a leading contract development and manufacturing organization (CDMO), with integrated solutions for the development, formulation, regulatory support, manufacturing and packaging of oral solid dose drug products, today reported financial results for the three and six months ended June 30, 2020.

“As the global COVID-19 situation continues to evolve, we have implemented new ways of working, and our concerns remain the health and safety of our associates, our customers, and the patients treated with the products we manufacture as well as our shareholders,” said Gerri Henwood, President and Chief Executive Officer of Recro. “During the second quarter, the effects of the pandemic continued to have an adverse impact on our revenues. Despite this, our operations remain stable, and we successfully launched our new Clinical Trial Materials (CTM) business. We have also secured multiple new customers. As we navigate through these challenging times, we remain steadfast in our commitment to delivering important development stage and commercial medicines.”

“Looking ahead over the next few quarters, we expect the pandemic to continue to have some impact on our customers and the therapeutics categories they serve. Based on third party sales data for our customers and consistent with a recent third party pharmaceutical market tracking report, which showed significant overall and segment impacts to total prescriptions (TRx) across most therapeutic categories, we expect some continued volatility in our customers sales and inventory levels as they adjust to uncertainties surrounding the pandemic including the potential for fewer patient visits to doctor’s offices, access to telehealth, and a resultant reduction in new and refill prescription rates. Other impacts could come from possible stay at home orders and patient attitudes towards the necessity of medications and treatment of chronic diseases. Given the continuing uncertainty of the potential impact of the pandemic on our business and operations, we believe it is prudent to withdraw and suspend our 2020 financial guidance.

Second Quarter 2020 and Recent Highlights

•

CDMO Readiness for Essential Drugs and Medical Supplies. In support of a recently signed technology transfer project for a non-US firm for a marketed product, as well as for potential future commercial manufacturing growth, Recro has installed a 400-liter high shear granulator and a 420-liter fluid bed dryer.

•

Clinical Trial Materials. Growth in the CTM area and associated Logistics can now be addressed with on-demand services for innovative trial design and direct-to-patient logistics. The Company’s Development services offerings include non-clinical formulation, Active Pharmaceutical Ingredient (API) characterization, over-encapsulation & manufacturing in addition to double blind, randomized clinical packaging and commercial packaging services.

•

New Business for High Potency Oral Products. Recro entered into an exclusive development agreement with an undisclosed top 20 pharmaceutical company to develop a high potency oral NCE. Recro is also in negotiations with regard to a development agreement to produce another high potency marketed product for another top pharmaceutical company.

•

Ongoing COVID-19 Response and Impacts. The COVID-19 pandemic continues to have adverse effects on the U.S. and world economies, including the commercial activities of our customers and their peers. As a result, Recro’s business and results of operations have been adversely affected. Given the uncertain scope and duration of the pandemic, the extent to which the pandemic will continue to impact Recro’s financial results remains uncertain in terms of manufacturing volumes and profit sharing revenues which have seen negative impacts in the second quarter of 2020 without loss of market share, we believe due to reduced total prescription (TRx) rates for many chronic therapeutics. Recro expects the COVID-19 pandemic and the other factors that have impacted revenue in the first six months of 2020 to continue to have some impact its revenue in the third and fourth quarters of 2020. However, the Company will continue to monitor the situation closely, has taken steps to reduce costs and drive more new business and is actively evaluating ways to further conserve operational resources.

Financial Results for the Three Months Ended June 30, 2020

As of June 30, 2020, Recro had cash and cash equivalents of $22.8 million.

Revenue for the three months ended June 30, 2020 was $15.5 million, compared to $31.3 million for the same period in 2019. The decrease of $15.7 million in revenue was primarily due to decreased product sales and royalties recognized from three of our commercial partners. We also experienced slower than expected new project starts and overall growth due to the impacts of COVID-19.

Cost of sales for the three months ended June 30, 2020 was $11.6 million, compared to $14.1 million for the same period in 2019. Cost of sales decreased $2.5 million and was not proportionate to the decrease in revenues, primarily due fixed costs being spread over lower commercial volumes.

Selling, general and administrative expenses for the three months ended June 30, 2020 were $4.3 million, compared to $5.5 million for the same period in 2019. The decrease of $1.3 million was primarily related to lower public company costs and lower travel and marketing costs driven by the COVID-19 pandemic, which were partially offset by higher selling costs due to completion of readiness for the CTM business.

Amortization expense was $0.6 million for both three-month periods ended June 30, 2020 and 2019, which was related to the amortization of the CDMO royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense was $5.0 million and $5.2 million during the three months ended June 30, 2020 and 2019, respectively. The decrease of $0.2 million was due to a slight decrease in the LIBOR base rate of interest on loans with Athyrium.

For the three months ended June 30, 2020, Recro reported a net loss of $6.0 million, or $0.25 per diluted share, compared to a net loss of $2.8 million, or $0.12 per diluted share, for the comparable period in 2019, which included losses from discontinued operations.

Financial Results for the Six Months Ended June 30, 2020

Revenue for the six months ended June 30, 2020 was $37.3 million, compared to $56.3 million for the same period in 2019. The decrease of $19.0 million in revenue was primarily due to the same factors as described in the three-month results above in addition to the discontinuation of a commercial product line in the first quarter.

Cost of sales for the six months ended June 30, 2020 was $29.9 million, compared to $28.5 million for the same period in 2019. Cost of sales increased $1.4 million, and was not proportionate to the decrease in revenues, primarily due to fixed cost being spread over lower commercial volumes. Reduction in force actions that were taken in the first half will drive annual estimated savings of $3.4 million in fiscal year 2021.

Selling, general and administrative expenses for the six months ended June 30, 2020 were $9.7 million, compared to $12.0 million for the same period in 2019. The decrease of $2.3 million was primarily due to the same factors as described in the three-month results above.

Amortization expense was $1.3 million for both six-month periods ended June 30, 2020 and 2019, which was related to the amortization of the CDMO royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense was $10.1 million and $8.8 million during the six months ended June 30, 2020 and 2019, respectively. The increase of $1.4 million was due to additional borrowings under its Credit Agreement with Athyrium in the first quarter of 2019, partially offset by a decrease in the LIBOR base rate of interest on those term loans in 2020.

For the six months ended June 30, 2020, Recro reported a net loss of $13.7 million, or $0.58 per diluted share, compared to a net loss of $4.8 million, or $0.21 per diluted share, for the comparable period in 2019, which included losses from discontinued operations.

Financial Guidance

The Company is withdrawing and suspending financial guidance primarily due to the difficulty of forecasting the impact of COVID-19 and its impact on market forces, contracts, timing of customer order patterns, customer inventory rebalancing and timing of development projects. The Company believes that we cannot reliably predict rapidly changing and uncertain factors impacting the macro market for our commercial customers and the timing of clinical trials and related CDMO services in the current COVID-19 environment.

Conference Call and webcast

Recro management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691(local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 2777659. A live audio webcast of the call will be available under “Events” in the Investor section of the Company’s website, www.recrocdmo.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About Recro

Recro is a contract development and manufacturing, or CDMO, business, with integrated solutions for the development, formulation, regulatory support, manufacturing and packaging of oral solid dose drug products located in Gainesville, GA. The Company leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. For more information see www.recrocdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the Company’s ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words “anticipate”, “believe”, “could”, “estimate”, “upcoming”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will” and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the Company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or disruption in raw materials or supply chain; demand for the Company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers’ changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the Company’s manufacturing services; the average profitability, or mix, of the products the Company manufactures; the Company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the Company’s customers facing increasing or new competition. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

sam@argotpartners.com

Claudia@argotpartners.com

Recro

Ryan D. Lake

(484) 395-2436

rlake@recropharma.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

David.rosen@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$22,787	$19,148
Accounts receivable	11,584	14,389
Contract asset	8,911	8,851
Inventory	11,772	15,072
Prepaid expenses and other current assets	2,986	2,700

Total current assets	58,040	60,160

Property, plant and equipment, net	42,448	42,212
Intangible assets, net	1,991	3,283
Goodwill	4,319	4,319
Other assets	399	485

Total assets	$107,197	$110,459

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$871	$989
Accrued expenses and other current liabilities	4,870	4,324
Current portion of debt	7,289	—
Liabilities of discontinued operations	—	1,172

Total current liabilities	13,030	6,485
Debt, net	109,265	110,319
Other liabilities	313	367

Total liabilities	122,608	117,171

Stockholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 50,000,000 shares authorized, 23,638,906 issued and outstanding at June 30, 2020 and 23,312,928 shares issued and outstanding at December 31, 2019	236	233
Additional paid in-capital	204,940	199,938
Accumulated deficit	(220,587)	(206,883)

Total stockholders’ deficit	(15,411)	(6,712)

Total liabilities and stockholders’ deficit	$107,197	$110,459

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$15,522	$31,256	$37,299	$56,322

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	11,634	14,100	29,888	28,491
Selling, general and administrative	4,259	5,533	9,705	12,037
Amortization of intangible assets	646	646	1,292	1,292
Change in warrant valuation	—	1,041	—	779

Total operating expenses	16,539	21,320	40,885	42,599

Operating income (loss) from continuing operations	(1,017)	9,936	(3,586)	13,723
Interest expense	(4,995)	(5,176)	(10,118)	(8,766)

(Loss) income from continuing operations	(6,012)	4,760	(13,704)	4,957
Loss on discontinued operations	—	(7,596)	—	(9,771)

Net loss	$(6,012)	$(2,836)	$(13,704)	$(4,814)

Income (loss) per share information:
Basic:
Continuing operations	$(0.25)	$0.21	$(0.58)	$0.22
Discontinued operations	—	(0.34)	—	(0.44)

Total	$(0.25)	$(0.13)	$(0.58)	$(0.22)

Weighted average shares outstanding	23,577,255	22,265,612	23,486,011	22,092,853
Diluted:
Continuing operations	$(0.25)	$0.21	$(0.58)	$0.22
Discontinued operations	—	(0.33)	—	(0.43)

Total	$(0.25)	$(0.12)	$(0.58)	$(0.21)

Weighted average shares outstanding	23,577,255	22,926,402	23,486,011	22,825,910

Reconciliation of Operating Income, as Adjusted and EBITDA, as Adjusted

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have also disclosed in the tables below the following non-GAAP information for our business:

Operating income or loss, as adjusted, which is operating income or loss from continuing operations excluding: (i) Recro corporate costs that were not historically segregated and allocated to the CDMO segment; (ii) reduction in force; and (iii) the impact of Accounting Standard Update 2014-09 in order to remove the impact of the timing of revenue recognized from royalties upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

EBITDA, as adjusted (Historical - CDMO), which is “operating income or loss, as adjusted” before interest, taxes, depreciation, amortization, warrant market-to-market expense and non-cash stock-based compensation.

EBITDA, as adjusted (Standalone), which is “EBITDA, as Adjusted (Historical - CDMO) including Recro Corporate costs.

We believe these non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management and is consistent with our historical presentation. “EBITDA, as adjusted (Historical - CDMO)” and “EBITDA, as adjusted (Standalone) is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

	Three Months Ended June 30,
(amounts in millions)	2020	2019
Operating (loss) income from continuing operations, as reported	$(1.0)	$9.9
exclude: Recro Cash Corporate Costs (a)	1.6	3.2
exclude: Reduction in force (b)	0.2	—
less: Revenue recognition (c)	(0.9)	3.0

Operating income (loss), as adjusted	1.7	10.1
Depreciation	1.5	1.5
Amortization of intangible assets	0.6	0.6
Stock-based compensation and change in warrants (d)	2.5	2.8

EBITDA, as adjusted (Historical - CDMO)	$6.3	$15.0

include: Recro Cash Corporate Costs (a)	(1.6)

EBITDA, as adjusted (Standalone)	$4.7

	Six Months Ended June 30,
(amounts in millions)	2020	2019
Operating (loss) income from continuing operations, as reported	$(3.6)	$13.7
exclude: Recro Cash Corporate Costs (a)	3.8	7.5
exclude: Reduction in force (b)	1.0	—
less: Revenue recognition (c)	—	3.0

Operating income, as adjusted	1.2	18.2
Depreciation	3.0	2.8
Amortization of intangible assets	1.3	1.3
Stock-based compensation and change in warrants (c)	5.7	4.3

EBITDA, as adjusted (Historical - CDMO)	$11.2	$26.6

include: Recro Cash Corporate Costs (a)	(3.8)

EBITDA, as adjusted (Standalone)	$7.4

(a)

Recro cash corporate costs include costs associated with corporate initiatives and public company costs that were previously included in the Acute Care Segment. As a significant portion of these costs related to a more complex organization with multiple segments, these costs going forward are expected to be in the range of mid to upper single digits, excluding non-cash expenses, such as stock-based compensation, and new initiatives as they relate to our operations as a stand-alone public company.

(b)	In the first half of 2020, two reductions in force were executed that affected approximately 15% of the work force and were driven by lower commercial volumes.
(c)	Impact of adoption of Accounting Standard Update 2014-09, “Revenue Recognition,” starting January 2018.
(d)

Stock-based compensation (including corporate employees) and non-cash changes in warrant valuations. Due to the exercise of remaining liability-classified warrants in 2019, warrant valuations were only applicable for 2019.